Exhibit 3.147

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:05 PM 11/23/1999 991501762 – 3130929

CERTIFICATE OF FORMATION

OF

A Limited Liability Company

FIRST:	The name of the limited liability company is: Christiana Center Operating Company III LLC

SECOND:	Its registered office in the State of Delaware is to be located at 1201 Market Street, Suite 1600 in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is PHS Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 23rd day of November, 1999.

/s/ Jacqueline Y. Eastridge

Jacqueline Y. Eastridge Authorized Person